Exhibit 99.1

NEWS RELEASE
Contacts:
Manuel Mondragon, Assistant VP of Finance
investorrelations@wtoffshore.com
713-297-8024
DRAFT RELEASE V3
Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T Offshore Comments on Platform Damage and Updates Operations

HOUSTON, TEXAS – September 2, 2005 – W&T Offshore, Inc. (NYSE:WTI) announced today that it has just been informed that the South Pass (“SP”) 89 “B” platform, in which the Company has no ownership, appears to have sustained significant damage to the lower deck. As a result, W&T Offshore will delay the start-up of production at its Mississippi Canyon 718 Field (“Pluto”) project, which had planned to begin utilizing processing facilities located on the SP 89 “B” platform in September 2005. W&T’s Pluto project expects to defer approximately 2.0 billion cubic feet gas equivalent until the platform’s processing facilities are repaired in 2006. These volumes were included in the Company’s pre-Hurricane Katrina production guidance.

Mississippi Canyon 718 Block is located approximately 45 miles south of the Mississippi River Delta in approximately 2,700 feet of water. The field/unit comprises two OCS Blocks: Mississippi Canyon 674 and 718. The field is produced from a single subsea completion and tied back via an approximately 30 mile pipeline and umbilical to the South Pass 89 “B” platform.

The Company also reports that approximately 73% of its gas sales are currently back on-line as of September 2, 2005. At this time, W&T does not have sufficient information to accurately access the status of its oil sales or the oil pipelines that transport its oil, however the Company is producing and selling oil. As mentioned in a previous release, W&T did not sustain significant damage to its operated drilling rigs and production platforms in the Gulf of Mexico, and that most of the deferred production is a result of pipeline issues. Three gas pipelines representing 9%, 7%, and 5% of the Company’s daily gas sales volumes are currently shut-in, and production through the pipelines will be brought on line as soon as they are capable of accepting the Company’s production.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deep water, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 100 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2004 (www.sec.gov).

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